Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

TO BE RELEASED:

9:00 a.m., Monday, January 25, 2010

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced earnings for the fourth quarter and the year ended December 31, 2009. Diluted earnings per share for the fourth quarter of 2009 were $0.28 per share compared to $0.57 per share in the fourth quarter of 2008. Net income for the fourth quarter of 2009 decreased to $7.6 million as compared to $15.8 million in the comparable period one year ago. For the year ended December 31, 2009, diluted earnings per share were $0.07 as compared to $2.28 in 2008, and net income decreased from $60.2 million in 2008 to $2.0 million in 2009.

Todd D. Brice, president and chief executive officer, commented, "The economic events of 2009 presented previously unknown performance challenges and credit quality stresses that significantly affected our earnings this year. I couldn't be more proud of how the S&T organization responded to these challenges and strategically positioned the bank to take advantage of market opportunities that are sure to be presented in 2010."

Net interest income, on a fully taxable equivalent basis, decreased approximately $4.2 million or 10 percent for the quarter ending December 31, 2009, and increased $2.1 million or 1 percent for the 12 months of 2009, as compared to the same periods of 2008. A higher level of nonaccrual loans in 2009 negatively affected net interest income by $3.1 million. Net interest margin on a fully taxable equivalent basis was 3.94 percent, 3.94 percent and 3.89 percent for the third quarter, fourth quarter and full year of 2009, respectively. For the same periods of 2008, the net margin on a fully taxable equivalent basis was 4.07 percent, 4.13 percent and 4.07 percent, respectively.

Earning assets have decreased $262 million over the past 12 months, driven by a $164 million decrease in loans and $98 million decrease in investment securities. The loan decrease is primarily due to reduced demand for commercial real estate financing and development in the market, and less credit demand and utilization by businesses responding to the recessionary economic environment. A significant portion of maturing investment securities were not replaced in 2009 as the risk/reward for leveraging activities was significantly reduced in a volatile interest rate environment.

Deposits increased $76 million or 2 percent during the 12-month period ending December 31, 2009. Particularly noteworthy and beneficial to performance was a $112 million or 19 percent increase in noninterest-bearing deposit accounts. Brice commented, "Increasing core deposits, especially cash management relationships with our commercial customers, has been an ongoing strategic focus. The combination of reduced loan demand, lower investment securities and increased deposits has contributed to a $420 million reduction in borrowings over the past 12 months. We believe that strong liquidity and capital positions are important for these uncertain economic times, and to take advantage of market opportunities when the economy does turn positive."

Noninterest income, excluding investment security gains and losses, increased $4.6 million for the 12-month period ended December 31, 2009, as compared to 2008, primarily due to increases of $0.6 million for deposit fees, $1.0 million of debit/credit card activities, $3.0 million of mortgage banking revenues and $2.2 million of fair market valuations for the deferred compensation plan trust. These noninterest revenue increases were partially offset by decreases in insurance, wealth management, and commercial loan swap activities of $0.3 million, $0.5 million and $1.4 million, respectively. The commercial loan swap results were negatively affected by a $0.6 million charge related to a troubled loan relationship in the third quarter 2009. Also affecting year-over-year comparisons is a $0.4 million non-recurring gain in the first quarter 2008 from the VISA initial public offering.

Investment security losses for 2009 were $5.1 million, a $3.4 million increase from the $1.7 million of losses during 2008. Included in the 2009 results is $5.3 million of other-than-temporary impairment charges on 17 bank equity holdings. Five of these charges totaling $0.5 million occurred in the fourth quarter 2009. The equity securities portfolio currently has a market value of $12.2 million at December 31, 2009, as compared to $14.9 million at December 31, 2008. During the past two years, S&T has implemented a strategy to methodically sell holdings in this portfolio and only retain strategic positions in bank holding companies within our market area.

Noninterest expense increased $24.3 million or 29 percent for the full year 2009, as compared to the 2008 period. Salaries and employee benefits increased $6.1 million, primarily due to the addition of 56 average full-time equivalent staff, mostly due to the IBT acquisition in the second quarter of 2008, a $3.0 million increase in pension expense, offset by a $3.9 million reduction in incentives and profit sharing. Salaries and benefits expense was also negatively affected by the aforementioned fair market valuations for the deferred compensation plan trust. Other significant increases affecting noninterest expense in 2009 included $8.0 million of FDIC insurance premium, $1.9 million of reserve for unfunded commitments, $1.6 million of affordable housing project amortization and impairments, $3.8 million in legal, consulting, and loan collection costs, primarily due to resolving troubled loans, and $1.3 million of amortization of acquisition intangibles.

The efficiency ratio, which measures noninterest expense to noninterest income, excluding net security gains and losses, plus net interest income on a fully taxable equivalent basis, was 55 percent and 45 percent for the twelve-month periods ended December 31, 2009 and 2008, respectively.

Nonperforming assets totaled $95.4 million or 2.29 percent of total assets at December 31, 2009, as compared to $91.2 million or 2.17 percent at September 30, 2009 and $43.3 million or 0.98 percent at December 31, 2008. During the fourth quarter of 2009, two significant relationships were placed into nonperforming status:

  A $9.7 million relationship for a resort in central Pennsylvania that has experienced a decline in bookings and cash flows. The relationship has a partial United States Department of Agriculture guarantee, and no specific reserve has been established.
  A $5.2 million loan for an industrial warehouse property located in the southeast United States. Slowness in achieving target occupancy has created cash flow shortfalls that historically have been supplemented by the owners. Because continued owners' support is uncertain, a specific reserve of $1.5 million was established based upon a fourth quarter 2009 appraisal. The property is scheduled for auction during the first quarter of 2010.

The allowance for loan losses at December 31, 2009 was $59.6 million or 1.75 percent of total loans as compared to $42.7 million or 1.20 percent at December 31, 2008. In the fourth quarter of 2009, S&T recorded a provision for loan losses of $10.4 million as compared to $5.6 million in the fourth quarter of 2008. Included in the allowance is $17.0 million of specifically assigned reserves. For the 12 months ended December 31, 2009, the provision for loan losses was $72.4 million as compared to $12.9 million for the 12 months ended December 31, 2008. The provision for loan losses is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses.

During the fourth quarter 2009, net charge-offs were $11.7 million. The most significant charged off loans were:

• $5.0 million for two commercial real estate projects in the New York and Connecticut region. Projects include a mixed-use commercial property and a new condominium project. Specific reserves of $4.2 million had been previously established for these projects. The mixed-use commercial property was fully charged-off, and the condominium project has an outstanding balance of $3.9 million.

• $2.5 million for a commercial and industrial loan secured by assignment of partnership interests. Unresolved legal issues among the partners makes the value of the partnership interest uncertain and the loan has been fully charged-off. A specific reserve of $2.1 million had been previously established.

• $0.6 million for condominium construction loans in western Pennsylvania. The remaining balance of $1.0 million is believed to be adequately collateralized based upon values established by previous unit sales. A specific reserve of $0.6 million had been previously established.

On January 16, 2009, S&T received $108.7 million of funds from the U.S. Treasury's Capital Purchase Program through the issuance of preferred stock and warrants for common stock. The purpose of the government program was to promote lending by healthy banks to individuals and businesses in order to stimulate the economy. Dividends and amortization associated with this preferred stock were $5.9 million for the twelve-month period ending December 31, 2009. Brice commented, "Participation in the Capital Purchase Program was a difficult decision for S&T, since we were already designated as "well capitalized" by regulatory guidelines. While the additional capital is comforting during these times, our intention is to obtain regulatory approval for returning these funds in the most shareholder-friendly manner possible once a positive direction in the economy becomes more clear." S&T's capital ratios for leverage, Total, Tier I and tangible common capital to tangible assets at December 31, 2009 were 10.26 percent, 15.43 percent, 12.10 percent and 6.84 percent, respectively.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.15 per share on January 18, 2010 which is payable on February 25, 2010 to shareholders of record as of February 1, 2010. This dividend represents a 3.5 percent projected annual yield utilizing the December 31, 2009 closing market price of $17.01.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. In addition to the results of operations presented in accordance with GAAP, S&T management uses, and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully tax-equivalent basis. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors' understanding of S&T's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures are presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.